Exhibit 5
THE BRINK'S COMPANY TAX-FREE SPIN-OFF By MMI INVESTMENTS, L.P. March 30, 2007

This Presentation was prepared by MMI solely for the purpose of explaining MMI's position with respect to a possible spin- off of a Brink's Company business segment. It may not be relied upon by any other person or used for any other purpose. We have not made any independent evaluation or appraisal of the assets, liabilities or solvency of Brink's. We have not been retained by Brink's to prepare this presentation and have not received any compensation therefore. While we believe that the analysts' reports referred to in this presentation reflect their respective best judgments on the dates of such reports, we have not independently reviewed the assumptions underlying those reports or the risks and uncertainties to which their analyses are subject. In the analysis of Brink's in this Presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was available to us from publicly available sources. Any estimates and projections for Brink's contained herein involve numerous and significant subjective determinations, which may or may not prove to be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of any such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future. This Presentation reflects our best current judgment and reflects assumptions we believe to be reasonable based on currently available information. However, this Presentation does not purport to address all potential alternatives, the relative merits of different alternatives or all risks, uncertainties or assumptions associated therewith. We believe that this Presentation must be considered as a whole. The views expressed herein are necessarily based on economic, market, financial and other conditions as they existed, and on the information publicly available to us, as we prepared this Presentation and we undertake no obligation to update or otherwise revise these materials.

CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS This Presentation contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations and the beliefs and expectations of analysts and others, are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could", "should," "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential," or "continue," the negative of these terms or other comparable terminology. These statements include, among others, our statements and those of analysts or others regarding Brink's business outlook, anticipated financial and operating results, business strategy and means to implement the strategy, objectives, likelihood of success in implementing its strategy and achieving its objectives, market valuations of Brink's stock, and the terms, timing, consummation and impact of any spin-off transaction. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our beliefs and assumptions (or those of analysts or others, as the case may be), which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding the potential receptiveness of the market to valuation of Brink's at levels reflecting multiples at which comparable companies are valued, equity market conditions and future receptiveness to spin-off transactions, the effects on market valuations of Brink's future performance (which future performance is itself subject to risks and uncertainties including those described under the caption "Risk Factors" in Item 1A of Brink's Annual Report on Form 10-K filed February 27, 2007 and in Brink's subsequent periodic reports filed with the SEC) and the manner in which any investment bank that may be engaged by Brink's performs that engagement. Forward-looking statements involve risks and uncertainties and assumptions could prove inaccurate. Accordingly, actual outcomes could differ materially from those contained in any forward-looking statement. You should recognize these statements for what they are and not rely on them as facts. Further, forward-looking statements speak only as of the date they are made, and, except to the extent required by law, we undertake no obligation to update publicly any of them in light of new information or future events.

TABLE OF CONTENTS Page Executive Summary: Spin-Off 5 Tax-Free Qualification 6 Process Structure 7 8 Conclusion 9 Appendices & Endnotes 10

EXECUTIVE SUMMARY: SPIN-OFF MMI Investments, L.P. ("MMI") presented four strategic alternatives to The Brink's Company ("BCO") in December 2006.1 Change of control; Tax-free split up; Leveraged recapitalization; Major buyback Our analysis showed achievable value up to $81 (39% premium to the market at the time) More than three months have passed: No plan to increase stockholder value has been announced; stock has languished The company continues to "look for strategic acquisitions" in a very high multiple environment There have been several incremental valuation data points at strong multiples (see appendix II) MMI has refined its analysis and now favors a tax-free spin-off of one of BCO's two business segments to create value for stockholders: Unlocks significant stockholder value: pure-play multiple expansion Retains tax-free treatment without inhibiting several other value-enhancing options Aligns with increasingly specialized comparables universe, e.g. Securitas Direct, Protection One, Loomis, Tyco (ADT) Based on a sum-of-the-parts analysis the potential value to be created by achieving the corporate business purpose of a spin-off is significant: More than $79 per share - a 25% premium to BCO's current stock price (See appendix I)

TAX-FREE QUALIFICATION A pro rata spin-off should be tax-free to shareholders BCO's two segments should qualify for a tax-free spin-off Both BHS and Brink's Inc. have been in business for over 5 years. Both BHS and Brink's Inc. have been in the same control group for over 5 years. BCO should be able to articulate a number of valid business purposes for the spin-off. Possibilities include: BHS and Brink's Inc. have different cash flow and capital investment requirements. Both entities would benefit from separate access to equity and debt capital markets. Potential for a higher valued equity currency to compete in the highly competitive M&A market. Management of each entity would have the opportunity to focus exclusively on their distinct businesses, i.e. they have very different approaches to Economic Value Added (EVA) creation. Employees could be incentivized through stronger equity compensation plans more closely aligned to the performance of their business.

PROCESS The spin-off can be implemented by the Board via a pro rata dividend of all shares of Spinco and could be completed within a few quarters. The necessary steps would include: Business and employee separation issues and related agreements Legal opinion regarding tax-free nature of the spin-off or IRS ruling Solvency opinion Financial advisor advice or fairness opinion Listing and corporate governance of Spinco Information statement Board declaration of dividend The Board could explore listing Brink's, Inc. in Europe, where investor appetite for security services may be more robust. The Board would also retain flexibility to pursue other value-enhancing strategic alternatives in many circumstances without jeopardizing the tax-free treatment of the spin-off.

STRUCTURE All issues, both generic and unique to BCO, we believe are readily addressable: Legacy liabilities are essentially fully-funded via the VEBA Spinco potentially could provide further solvency assurance via a capped, back-up indemnity if deemed necessary Brand protection potentially could be achieved in a number of ways Evergreen license of the Brink's brand name Separate trademark holding company jointly owned by the two entities The 10-K suggests that BHS and Brink's Inc. are already separate subsidiaries2 Both BHS and Brink's Inc. have full operating management teams with industry-leading, successful track records BHS and Brink's, Inc. do not share facilities in any significant way

CONCLUSION Wall Street has perpetually undervalued the combined enterprise despite all the changes of the past few years, BCO's premier brands and its best in class operating model in both monitoring and cash- in-transit. A tax-free spin-off is, we believe, both functionally achievable and strategically beneficial to BCO and its stockholders. We believe the resulting public companies would both have market capitalizations of approximately $1.5 billion or greater - more than enough for public company critical mass. There is a current and impending universe of trading and transaction comparables which support the trend of specialization within security services. (see Appendix III) As with the BAX sale process of 2005, a window of opportunity presently exists that should not be wasted

APPENDIX I: VALUATION The analyses set forth in this Presentation (including the endnotes and appendices) reflect a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances and, therefore, such analyses are not readily susceptible to partial analysis or summary description. Each of the analyses conducted was carried out in order to provide a different perspective and add to the total mix of information available. We did not form a conclusion regarding any individual analysis, considered in isolation. Accordingly, notwithstanding the separate analyses described herein, we believe that such analyses must be considered as a whole and that selecting portions of the analyses and factors, without considering all analyses and factors, may create an incomplete view. None of the selected companies is identical to BCO and the transactions selected for review are not intended to be representative of the entire range of possible transactions. Accordingly, any analysis of the selected publicly traded companies necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies and any analysis of selected transactions necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the implied value of BCO relative to the values of the companies in the selected transactions. The analyses herein are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses. We make no representation herein as to the price at which BCO common stock will trade at any future time. Such trading prices may be affected by a number of factors, including but not limited to changes in prevailing interest rates and other factors which generally influence the price of securities, adverse changes in the current capital markets, and the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of BCO or in the industries it participates in.

PUBLICLY TRADED COMPARABLES

SPIN-OFF: TRADING MULTIPLES

PRECEDENT TRANSACTIONS

SPIN-OFF: TRANSACTION MULTIPLES

APPENDIX II: INCREMENTAL VALUATION POINTS

Since mid-December, there have been several incremental valuation data points: Analysts have increased their valuation targets* Target Prior to 12/13 Current Target Lehman Brothers 3,4 $60-$70 $78-$82 Davenport Equity Research 5,6 $65-$70 $76-$77 Friedman, Billings, Ramsey 7,8 $65 $75 Sidoti & Company 9,10 $63 $75 Gabelli & Company 11,12 $68 $80-$86 Recent merger activity On February 26, 2007, Garda announced the acquisition of ATI Systems, a cash-in-transit company, for approximately $392mm. The transaction values ATI Systems at 9.8x LTM EBITDA. On December 20, 2006, Protection One announced the acquisition of IASG, a monitoring company, for approximately $195mm. The transaction values IASG at 9.6x LTM EBITDA. Securitas AB and its spun-off entities have returned a combined 23% from one month prior to the spin through 3/29/07. 13 INCREMENTAL VALUATION POINTS * See the endnotes for more information regarding the referenced analyst reports. You are encouraged to, and should, read such reports in their entirety for additional information regarding the assumptions made, general procedures followed, matters considered and any limitations thereon.

APPENDIX III: WALL STREET RESEARCH

Wall Street Research SOTPs* Firm Analyst Sum-of-the-Parts Comment Lehman Brothers4 Jeff Kessler $78-$82 Based on 2007 and 2008 estimates. Davenport Equity Research6 Robert Norfleet $76-$77 "We believe a break up value in the $85-$90 is potentially realistic." Friedman, Billings, Ramsey8 Brian Butler $75 "If we were to apply the multiples paid in the most recent industry transitions, BCO's valuation would exceed $80 per share." Sidoti & Company10 James Clement $75 Based on 2008 estimates. Gabelli & Company12 Christopher Marangi $80-$86 Based on 2007 and 2008 PMV. * See the endnotes for more information regarding the referenced analyst reports. You are encouraged to, and should, read such reports in their entirety for additional information regarding the assumptions made, general procedures followed, matters considered and any limitations thereon.

EMERGING PUBLIC MONITORING UNIVERSE On March 29, 2007, Lehman Brothers analyst Jeff Kessler issued a research report titled "Rebirth of Publicly Held Monitoring Cos.", which describes his expectation for an increase in publicly traded pure-play monitoring companies: "We believe that over the course of the next one to two years, investors may have the opportunity to invest in publicly held [monitoring] companies such as: Brink's Cos. (BCO, 1-Overweight): Brink's Home Security represents about 40% of BCO's total EBITDA and what we estimate to be roughly 50% of the equity value of the company. Tyco Inc. (TYC, 1-Overweight): Following the spin-off of health care and electronics in 2Q, ADT will represent the single largest portion of EBITDA of the remaining company- and over 60% of the Tyco Fire & Security Business. Protection One (PONN, not rated): Protection One is a turnaround story and is the third largest residential and commercial monitoring company in the United States, owned by Quadrangle (97%), with a small public float. Following the anticipated closing of the Integrated Alarm Security (IASG, not rated) acquisition for stock in April 2007, P-1 will have 7.3 million shares (out of 25 million) in its public float. Securitas Direct (SDIR.B, not rated): Securitas Direct is the leading residential alarm monitoring company in Europe and a "pure-play," whose main trading ($1.2 billion equity value) is on the Stockholm Exchange. Devcon (DEVC, not rated): Devcon is a smaller company that is nevertheless the leading independent security monitoring company in Florida. Finally, after frustrating delays, the company has sold off its materials and construction-related businesses, and is now a relatively pure-play."

APPENDIX IV: SPIN-OFF PRECEDENTS

Street opinions regarding the Securitas split: Credit Suisse: "Securitas believes that as security markets have evolved there is a greater demand for tailored solutions and specialist operations and that this is best achieved with independent operations. . . . The break up of the business should crystallize some of the value in the underlying operations." 14 Dresdner Kleinwort: "We believe the major catalyst has been underperformance both operationally and share price wise over the past 5 years. With the market in its current mood, where any corporate action appears to be taken positively and with the historic examples of Bunzl and Hays in the sector, it is perhaps no surprise that the stock had such a pop yesterday." 15 UBS: "Strategically, we were never huge believers in 'guarding+electronic' as a combined offer in major markets . . . we believe the break-up should unlock value." 16 Morgan Stanley: "We applaud the demerger plans and see scope for four well managed businesses to grow and become bigger, stronger players in their respective industries." 17 Merrill Lynch: "We believe that Securitas' break up into four discrete security companies will act as a catalyst for improved performance and the emergence of greater speculative interest." 18 Handelsbanken: "Although surprising in magnitude, we believe the move will vitalize both growth and profitability, and we regard it as highly value-creating." 19 SECURITAS AB - SPIN-OFF PRECEDENT* * See the endnotes for more information regarding the referenced analyst reports. You are encouraged to, and should, read such reports in their entirety for additional information regarding the assumptions made, general procedures followed, matters considered and any limitations thereon.

Securitas comments regarding the split: Thomas Berglund, CEO: "Our decision to create and list three new companies and release the entrepreneurial spirit is a logical step considering our history and our ambitions for the future. It is a clear signal to customers, employees and the financial markets that we intend to stay ahead". 20 Melker Schorling, Chairman of the Board: "Securitas has been a successful Swedish blue-chip company in terms of increasing shareholder value during the last 15 years as a public company. The drivers for the development has been and will be specialization and focus on core business". 20 SECURITAS AB - SPIN-OFF PRECEDENT

RECENT SPIN-OFF TRANSACTIONS According to a Lehman Brothers study from February 21, 2006, since 1990 the average spin-off has outperformed the S&P 500 by 13.3% in its first year as a standalone company, while the average parent company outperformed by 14.4% in the 12 months preceding the effective date of the spin-off transaction. 21

APPENDIX V: ADVISOR LIST

SPIN-OFF ADVISOR LIST Leading Security M&A advisors (based on comparable transactions since 2003) 22 Citigroup Lehman Morgan Stanley JPMorgan UBS Leading spin-off advisers (based on number of spin-offs since 2003) 22 Citigroup Goldman Sachs JP Morgan Morgan Stanley UBS Leading Solvency Advisors Houlihan Lokey Standard and Poor's Houlihan Smith & Company Duff & Phelps Stout Risius Ross

ENDNOTES

ENDNOTES "Analysis of Strategic Alternatives". MMI 13D-A. December 18, 2006. "The Brink's Company, a Virginia corporation incorporated in 1930, conducts business in the security industry, principally through its wholly owned subsidiaries, Brink's, Incorporated and Brink's Home Security, Inc." BCO Form 10-K. February 27, 2007. See also Exhibit 21 thereto. "Pirate Nudges Company Again". Lehman Brothers Equity Research. Author: Jeffrey T. Kessler. November 21, 2006. "Armored Car Acq Helps BCO Value". Lehman Brothers Equity Research. Author: Jeffrey T. Kessler. March 19, 2007. "Third Quarter Solid Ex Items. Reiterate Buy". Davenport Equity Research. Author: Robert Norfleet. November 1, 2006. "Delivers a Solid Quarter: Reiterate Buy Rating". Davenport Equity Research. Author: Robert Norfleet. February 1, 2007. "More Pressure to Sell the Company--Reiterate Outperform". Friedman, Billings, Ramsey. Author: Brian Butler. November 22, 2006. "Recent Industry Acquisitions Suggest Higher Valuation - Reiterate Outperform". Friedman, Billings, Ramsey. Author: Brian Butler. March 7, 2007. "Comprehensive Update". Sidoti & Company. Author: James Clement. November 30, 2006. "Upgrade to Buy (From Neutral); View Stock's Recent Sell-Off As a Compelling Buying Opportunity For Value Investors". Sidoti & Company. Author: James Clement. February 28, 2007. "Morning Meeting Notes". Gabelli & Company. Author: Christopher Marangi. November 2, 2006. "Back To A Buy". Gabelli & Company. Author: Christopher Marangi. March 28, 2007. Based on closing stock prices for Securitas, Securitas Direct, and Securitas Systems through 3/29/07. "Splitting Up". Credit Suisse Equity Research. Author: Rob Harris. February 9, 2006. "Q4 results and De-merger Thoughts". Dresdner Kleinwort Wasserstein Securities Limited. Author: David Greenall. February 9, 2006.

ENDNOTES "Breaking Up is Not So Hard to Do". UBS Investment Research. Author: Jaime Brandwood. February 9, 2006. "Focusing on Multiple Valuation Scenarios". Morgan Stanley Equity Research. Author: David Allchurch. February 10, 2006. "Valuation Supported By Break Up". Merrill Lynch Equity Research. Author: Andrew C. Ripper. February 13, 2006. "Break-up Creates Value". Handelsbanken Capital Markets. Author: Torben Sand. February 10, 2006. Company Press Release. Securitas AB. February 9, 2006. "Standing on Their Own: Spin-offs". Lehman Brothers Equity Research. Author: Henry Chip Dickson, CFA. February 21, 2006. Source: Bloomberg.